Exhibit 99.1

La Rosa Holdings Reports Preliminary 9-Month Revenue for 2024 of Approximately $45 Million, Reflecting 120% Year-Over-Year Growth

Celebration, FL – October 23, 2024 – La Rosa Holdings Corp. (NASDAQ: LRHC) (“La Rosa” or the “Company”), a holding company for six agent-centric, technology-integrated, cloud-based, multi-service real estate segments, today announced preliminary unaudited revenue for the first nine months of 2024, totaling an estimated $45 million. This represents an approximately 120% increase in revenue year-over-year, as compared to the same period in 2023.

Joe La Rosa, CEO of La Rosa, commented, “Our growth rate accelerated during the first nine months of 2024, driven by exceptional year-over-year performance, as compared to the same period in 2023, resulting from the acquisition of real estate brokerage franchisees and an increase in agent count. We recently announced a Letter of Intent (LOI) to acquire a real estate brokerage firm that generated over $19 million in revenue for 2023 and has more than 950 agents across multiple states. The firm also offers a proprietary cloud-based Software-as-a-Service (SaaS) platform designed specifically for real estate agents. This potential acquisition aligns with our vision of advancing technology-driven real estate solutions, expanding our market presence, and delivering greater value to agents through innovative, integrated platforms.”

“With our strategic focus on acquisitions and the rapid growth of our agent base, we are projecting an annualized revenue run rate of $100 million by the end of 2024. This forecast reflects our commitment to scaling operations and increasing market share. We anticipate to achieve profitability in 2025, driven by expanding revenue streams, integration of new agents and technology, and a potential reduction in costs due the implementation of our expense management system in the near future,” concluded Mr. La Rosa.

The preliminary revenue figures described in this press release are unaudited and subject to customary adjustments. The Company expects to release its full financial results for the third quarter of 2024 in the coming weeks. The closings of the acquisitions mentioned in this press release are subject to, and contingent upon, the execution of a definitive agreement and other related transaction documents by the parties, corporate approval and customary closing conditions. There can be no assurances that these transactions will be consummated.

About La Rosa Holdings Corp.

La Rosa Holdings Corp. (Nasdaq: LRHC) is disrupting the real estate industry by offering agents a choice between a revenue share model or an annual fee-based model with 100% agent commissions. Leveraging its proprietary technology platform, La Rosa empowers agents and franchisees to deliver top-tier service to their clients. The Company provides both residential and commercial real estate brokerage services and offers technology-based products and services to its sales agents and franchise agents.

La Rosa’s business model is structured around internal services for agents and external services for the public, including residential and commercial real estate brokerage, franchising, real estate brokerage education and coaching, and property management. The Company has 24 La Rosa Realty corporate real estate brokerage offices and branches located in Florida, California, Texas, Georgia, and Puerto Rico. The Company also has 9 La Rosa Realty franchised real estate brokerage offices and branches and 3 affiliated real estate brokerage offices, all within the United States and Puerto Rico.

For more information, please visit: https://www.larosaholdings.com.

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Forward-Looking Statements

This press release contains forward-looking statements regarding the Company’s current expectations that are subject to various risks and uncertainties. Such statements include statements regarding the Company’s ability to grow its business and other statements that are not historical facts, including statements which may be accompanied by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Actual results could differ materially from those described in these forward-looking statements due to certain factors, including without limitation, the Company’s ability to achieve profitable operations, our ability to successfully integrate acquisitions into our business operations, customer acceptance of new services, the demand for the Company’s services and the Company’s customers’ economic condition, the impact of competitive services and pricing, general economic conditions, the successful integration of the Company’s past and future acquired brokerages, the effect of the recent National Association of Realtors’ landmark settlement on our business operations, and other risk factors detailed in the Company’s filings with the United States Securities and Exchange Commission (the “SEC”). You are urged to carefully review and consider any cautionary statements and other disclosures, including the statements made under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, and other reports and documents that we file from time to time with the SEC, including our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2024. Forward-looking statements contained in this press release are made only as of the date of this press release, and La Rosa does not undertake any responsibility to update any forward-looking statements in this release, except as may be required by applicable law. References and links to websites have been provided as a convenience, and the information contained on such websites has not been incorporated by reference into this press release.

For more information, contact: info@larosaholdings.com

Investor Relations Contact:

Crescendo Communications, LLC

David Waldman/Natalya Rudman

Tel: (212) 671-1020

Email: LRHC@crescendo-ir.com